                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                   FORM 8-K/A

                               AMENDMENT NO. 1 TO

                                 CURRENT REPORT
                                   PURSUANT TO
                           SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2000
                                                 -------------------------------

                            CROSSROADS SYSTEMS, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
--------------------------------------------------------------------------------
                 (State of Other Jurisdiction of Incorporation)



000-30362                                                             74-2846643
--------------------------------------------------------------------------------
(Commission File Number)                                           (IRS Employer
                                                             Identification No.)


8300 North MoPac Expressway, Austin, Texas                                 78759
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                              (Zip Code)

                                 (512) 928-7000
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


                                       N/A
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         Item 7. Financial Statements, Pro Forma Financial Information and Exhibits set forth in Crossroads Systems, Inc.'s Form 8-K dated March 21, 2000 is hereby amended to read in its entirety as follows:

        (a) Financial statements:

            Financial statements of Polaris Communications, Inc. (`Polaris') for the years ended December 31, 1997, 1998 and 1999. See "Index of Financial Statements" on page F-1.

        (b) Pro forma financial information:

            Unaudited Pro Forma Consolidated Financial Statements for Crossroads Systems, Inc. (`Crossroads' or the `Company'). See "Index to Unaudited Pro Forma Consolidated Financial Statements" on page F-15.

        (c) Exhibits

            Number       Description

             2.1* Agreement and Plan of Merger and Reorganization, dated February 3, 2000, by and among Crossroads Systems, Inc, NorthStar Acquisition Corp. and Polaris Communications, Inc.

             99.1* Press Release of Crossroads dated March 21, 2000 (announcing the completion of the merger).

            -----------------
               * Previously filed as Exhibits to this Current Report on Form 8-K.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             CROSSROADS SYSTEMS, INC.



Dated:  May 31, 2000                         By:  /s/ Reagan Y. Sakai
                                                --------------------------------
                                                  Reagan Y. Sakai
                                                  Vice President and Chief
                                                  Financial Officer

                          POLARIS COMMUNICATIONS, INC.

                          INDEX OF FINANCIAL STATEMENTS

                  AS OF DECEMBER 31, 1999 AND 1998 AND FOR EACH

                     OF THE THREE YEARS IN THE PERIOD ENDED

                                DECEMBER 31, 1999






                                                                           PAGES


Independent Auditors' Report                                               F-2


Financial Statements:

            Balance Sheets                                                 F-3

            Statements of Operations                                       F-4

            Statements of Stockholders' Equity                             F-5

            Statements of Cash Flows                                       F-6

            Notes to Financial Statements                                  F-7

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Polaris Communications, Inc.:


We have audited the accompanying balance sheets of Polaris Communications, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Polaris Communications, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                             /s/ KPMG LLP



Portland, Oregon
February 18, 2000

                          POLARIS COMMUNICATIONS, INC.

                                 Balance Sheets


                                                                         DECEMBER 31,
                                                                   -------------------------
                                ASSETS                                1999           1998
                                                                   ----------     ----------

Current assets:
     Cash and cash equivalents                                     $1,226,910      1,365,399
     Accounts receivable, net                                         768,800        787,479
     Inventories, net                                                 400,400        361,573
     Prepaids and other current assets                                122,502        155,086
                                                                   ----------     ----------

                 Total current assets                               2,518,612      2,669,537

Property and equipment, net                                            93,010         96,969
Deferred tax asset                                                     33,900         55,000
Other long-term assets                                                  7,381         10,323
                                                                   ----------     ----------

                 Total assets                                      $2,652,903      2,831,829
                                                                   ==========     ==========

                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                              $   24,255         45,054
     Accrued expenses                                                 231,263        180,463
                                                                   ----------     ----------

                 Total current liabilities                            255,518        225,517
                                                                   ----------     ----------

Commitments

Stockholders' equity:
     Common stock, no par value, 4,000 shares authorized,
        1,905 and 2,005 issued and outstanding as of
        December 31, 1999 and 1998, respectively                       38,500         40,500
     Stock subscription note receivable                                    --         (1,500)
     Retained earnings                                              2,358,885      2,567,312
                                                                   ----------     ----------

                 Total stockholders' equity                         2,397,385      2,606,312
                                                                   ----------     ----------

                 Total liabilities and stockholders' equity        $2,652,903      2,831,829
                                                                   ==========     ==========


           See accompanying notes to financial statements.

                          POLARIS COMMUNICATIONS, INC.

                            Statements of Operations


                                                                        YEARS ENDED DECEMBER 31,
                                                            ------------------------------------------------
                                                                1999              1998              1997
                                                            ------------      ------------      ------------

Product sales                                               $  2,896,911         3,211,137         3,195,009
Services                                                         174,061           111,175           113,374
                                                            ------------      ------------      ------------

                 Total sales                                   3,070,972         3,322,312         3,308,383

Cost of goods and services sold                                  650,082           850,072           703,664
                                                            ------------      ------------      ------------

                 Gross profit                                  2,420,890         2,472,240         2,604,719
                                                            ------------      ------------      ------------

Operating expenses:
     Research and development                                    674,806           528,108           359,314
     Selling, general and administrative                       1,870,492         1,949,347         1,929,836
                                                            ------------      ------------      ------------

                 Total operating expenses                      2,545,298         2,477,455         2,289,150
                                                            ------------      ------------      ------------

                 (Loss) income from operations                  (124,408)           (5,215)          315,569

Interest and dividend income                                      53,302            78,235            53,028
Other income (expense), net                                      (33,563)           16,523            16,963
                                                            ------------      ------------      ------------

                 Net (loss) income before provision
                    (benefit) for income taxes                  (104,669)           89,543           385,560

Provision (benefit) for income taxes                              (6,742)          (31,904)          126,583
                                                            ------------      ------------      ------------

                 Net (loss) income                          $    (97,927)          121,447           258,977
                                                            ============      ============      ============


                 See accompanying notes to financial statements.

                          POLARIS COMMUNICATIONS, INC.

                       Statements of Stockholders' Equity



                                                                         STOCK
                                             COMMON STOCK             SUBSCRIPTION                       TOTAL
                                       --------------------------         NOTE          RETAINED      STOCKHOLDERS'
                                         SHARES          AMOUNT        RECEIVABLE       EARNINGS         EQUITY
                                       ----------      ----------     ------------     ----------     -------------

Balance at January 1, 1997                  2,005      $   40,500          (1,500)      2,186,888       2,225,888

Net income                                     --              --              --         258,977         258,977
                                       ----------      ----------      ----------      ----------      ----------

Balance at December 31, 1997                2,005          40,500          (1,500)      2,445,865       2,484,865

Net income                                     --              --              --         121,447         121,447
                                       ----------      ----------      ----------      ----------      ----------

Balance at December 31, 1998                2,005          40,500          (1,500)      2,567,312       2,606,312

Repurchase of common stock                   (100)         (2,000)             --        (110,500)       (112,500)
Repayment of stock subscription
     note receivable                           --              --           1,500              --           1,500
Net loss                                       --              --              --         (97,927)        (97,927)
                                       ----------      ----------      ----------      ----------      ----------

Balance at December 31, 1999                1,905      $   38,500              --       2,358,885       2,397,385
                                       ==========      ==========      ==========      ==========      ==========


                 See accompanying notes to financial statements.

                          POLARIS COMMUNICATIONS, INC.

                            Statements of Cash Flows


                                                                             YEARS ENDED DECEMBER 31,
                                                                   --------------------------------------------------------------
                                                                     1999              1998              1997
                                                                 ------------      ------------      ------------

Cash flows from operating activities:
     Net (loss) income                                           $    (97,927)          121,447           258,977
     Adjustments to reconcile net (loss) income to
        net cash provided by operating activities:
           Depreciation                                                48,493            46,314            41,706
           Deferred taxes                                              21,100           (25,000)               --
           Changes in assets and liabilities:
              Accounts receivable, net                                 18,679          (141,166)          (30,131)
              Inventories, net                                        (38,827)          193,325           (62,359)
              Prepaids and other assets                                35,526          (144,090)          135,254
              Accounts payable and accrued expenses                    30,001           (47,617)           39,975
                                                                 ------------      ------------      ------------

                 Net cash provided by operating activities             17,045             3,213           383,422
                                                                 ------------      ------------      ------------

Cash flows from investing activities:
     Purchase of property and equipment                               (44,534)          (15,804)          (81,164)
     Purchase of short-term investments                                    --                --           (11,835)
     Sale of short-term investments                                        --           322,498                --
                                                                 ------------      ------------      ------------

                 Net cash (used in) provided by
                    investing activities                              (44,534)          306,694           (92,999)
                                                                 ------------      ------------      ------------

Cash flows from financing activities:
     Repurchase of common stock                                      (112,500)               --                --
     Repayment of stock subscription note receivable                    1,500                --                --
                                                                 ------------      ------------      ------------

                 Net cash used in financing activities               (111,000)               --                --
                                                                 ------------      ------------      ------------

                 Net (decrease) increase in cash
                    and cash equivalents                             (138,489)          309,907           290,423

Cash and cash equivalents, beginning of year                        1,365,399         1,055,492           765,069
                                                                 ------------      ------------      ------------

Cash and cash equivalents, end of year                           $  1,226,910         1,365,399         1,055,492
                                                                 ============      ============      ============

Supplemental disclosure of cash flow information:
     Cash paid for income taxes                                  $     34,290           133,407            72,600


                 See accompanying notes to financial statements.

                          POLARIS COMMUNICATIONS, INC.

                          Notes to Financial Statements



(1)      DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)      BACKGROUND

                  Polaris Communications, Inc., founded in 1988 and incorporated in the State of Oregon, designs, develops and markets computer communication interfaces and systems. The Company's primary focus is on high-speed connectivity to IBM and plug-compatible mainframe channels.

         (b)      USE OF ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

         (c)      RISK AND UNCERTAINTIES

                  The Company's products are concentrated in the network storage industry which is highly competitive and subject to rapid technological change. The Company's products are manufactured under contract by one supplier. The loss of a major customer, interruption of product from the contract manufacturer or significant technological change in the industry could affect operating results adversely.

         (d)      CASH AND CASH EQUIVALENTS

                  Cash and cash equivalents consist of cash on hand and on deposit. The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1999 and 1998, cash equivalents consisted of money market funds and mutual funds and were deposited with one financial institution. While the Company's cash and cash equivalents are on deposit with a high quality FDIC insured financial institution, at times such deposits exceed insured limits. The Company has not experienced any losses in such accounts.

         (e)      ACCOUNTS RECEIVABLE

                  Accounts receivable are net of an allowance for doubtful accounts of $26,000 and $-0- at December 31, 1999 and 1998, respectively.

         (f)      INVENTORIES

                  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method, net of an allowance for old and obsolete items.

                          POLARIS COMMUNICATIONS, INC.

                          Notes to Financial Statements

       (g)    PROPERTY AND EQUIPMENT

              The Company's property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to five years for equipment and computer software and seven years for office furniture and fixtures. Expenditures that increase the value or extend the life of the assets are capitalized, while the cost of maintenance and repairs is expensed as incurred. Upon retirement or disposition of assets, the cost and related accumulated depreciation are removed from the accounts, and the related gains or losses are reflected in operations.

       (h)    FAIR VALUE OF FINANCIAL INSTRUMENTS

              The fair values of the Company's cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate carrying value due to their short maturities.

       (i)    REVENUE RECOGNITION

              The Company recognizes revenue upon shipment of goods to its customers for product sales. Service revenue is recognized upon certain milestones being met or upon the completion of the contract.

       (j)    RESEARCH AND DEVELOPMENT

              Research and development costs are expensed as incurred.

       (k)    INCOME TAXES

              The Company accounts for income taxes in accordance with the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recorded for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

       (l)    CONCENTRATIONS OF CREDIT RISK

              Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of trade accounts receivable. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. The Company has historically incurred minimal credit losses.

              The Company had one significant customer in 1999, 1998 and 1997 that accounted for greater than 10% of the Company's revenues.

                          POLARIS COMMUNICATIONS, INC.

                          Notes to Financial Statements

         (m)      ADVERTISING COSTS

                  Advertising costs are expensed as incurred. Total advertising expenses were $70,181, $95,540, and $29,245 for the years ended December 31, 1999, 1998 and 1997, respectively.

         (n)      STOCK-BASED COMPENSATION

                  The Company accounts for stock-based compensation using the Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. This statement permits a company to choose either a fair-value-based method of accounting for its stock-based compensation arrangements with employees or to comply with the Accounting Principles Board Opinion 25 (APB Opinion 25) intrinsic-value-based method adding pro forma disclosures of net (loss) income computed as if the fair-value-based method had been applied in the financial statements. The Company applies SFAS No. 123 by retaining the APB Opinion 25 method of accounting for stock-based compensation for employees with annual pro forma disclosures of net (loss) income. Stock-based compensation for non-employees is accounted for using the fair-value-based method.

         (o)      COMPREHENSIVE LOSS

                  The Company did not have any significant components of other comprehensive loss for the years ended December 31, 1999, 1998 and 1997.

         (p)      SEGMENT REPORTING

                  The Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information (SFAS 131). Based on definitions contained within SFAS 131, the Company has determined that it operates in one segment.

         (q)      RECENT ACCOUNTING PRONOUNCEMENTS

                  In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the Company expects that the adoption of SFAS 133 will not have a material impact on its financial position, results of operations or cash flows. The Company will be required to adopt SFAS 133 for the year ended December 31, 2001 in accordance with FASB SFAS No. 137, which delayed implementation of SFAS 133.

                          POLARIS COMMUNICATIONS, INC.

                          Notes to Financial Statements

(2)    INVENTORIES

     Inventories consist of the following:                               DECEMBER 31,
                                                                 --------------------------
                                                                    1999            1998
                                                                 ----------      ----------
     Raw materials                                               $  297,060         385,053
     Finished goods                                                 150,340          53,520
                                                                 ----------      ----------

                                                                    447,400         438,573

     Less inventory reserve                                         (47,000)        (77,000)
                                                                 ----------      ----------

                                                                 $  400,400         361,573
                                                                 ==========      ==========


(3)    PROPERTY AND EQUIPMENT

       Property and equipment consist of the following:

                                                                        DECEMBER 31,
                                                                 --------------------------
                                                                    1999            1998
                                                                 ----------      ----------

       Equipment                                                 $  219,096         177,833
       Office furniture and fixtures                                 25,028          21,758
       Computer software                                             53,202          53,200
       Other fixed assets                                            13,767          13,768
                                                                 ----------      ----------

                                                                    311,093         266,559

       Less accumulated depreciation                               (218,083)       (169,590)
                                                                 ----------      ----------

                                                                 $   93,010          96,969
                                                                 ==========      ==========

(4)    COMMITMENTS

       The Company leases office space under a long-term operating lease agreement which expires on December 31, 2001. Rental expense under this agreement was approximately $116,487, $98,172 and $98,172 for the years ended December 31, 1999, 1998 and 1997. The minimum annual future rentals under terms of the lease is as follows:

       Fiscal year:
            2000                                                        $120,509
            2001                                                         125,412
                                                                        --------

                                                                        $245,921
                                                                        ========

                          POLARIS COMMUNICATIONS, INC.

                          Notes to Financial Statements

(5)    INCOME TAXES

       The provision (benefit) for income taxes consists of the following:

                                                        YEARS ENDED DECEMBER 31,
                                                  ------------------------------------
                                                    1999          1998          1997
                                                  --------      --------      --------

     Current:
         Federal                                  $(27,852)       (6,914)      109,776
         State                                          10            10        16,807
                                                  --------      --------      --------

                   Total current                   (27,842)       (6,904)      126,583
                                                  --------      --------      --------

     Deferred:
         Federal                                    26,425       (16,300)           --
         State                                      (5,325)       (8,700)           --
                                                  --------      --------      --------

                   Total deferred                   21,100       (25,000)           --
                                                  --------      --------      --------

                   Provision (benefit) for
                     income taxes                 $ (6,742)      (31,904)      126,583
                                                  ========      ========      ========

       The benefit (provision) for income taxes differs from the amounts computed by applying the federal statutory rate to income before income taxes:

                                                            YEARS ENDED DECEMBER 31,
                                                      -------------------------------------
                                                        1999           1998          1997
                                                      --------       --------      --------

     Tax computed at federal statutory rate              (34.4)%         34.0          34.0
     State income tax, net of federal effect               2.0            4.0           1.9
     Nondeductible expenses                                4.1            3.2            .9
     Increase (decrease) in valuation
         allowance                                        81.2            5.3           4.7
     Research credits                                    (40.9)         (65.3)         (8.9)
     Graduated rates                                     (13.5)         (12.6)           --
     Other                                                (4.9)          (4.2)           .2
                                                      --------       --------      --------

                   Effective tax rate                     (6.4)%        (35.6)         32.8
                                                      ========       ========      ========

                          POLARIS COMMUNICATIONS, INC.

                          Notes to Financial Statements

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are approximately as follows:

                                                                    1999            1998
                                                                 ----------      ----------

Deferred tax assets:
    State operating loss and contribution carryforwards          $    5,000              --
    Research and experimentation credits                             85,400          25,000
    Inventory reserve                                                18,000          29,500
    Allowance for doubtful accounts                                  10,000              --
    Fixed assets                                                      1,000              --
    Other                                                                --             500
                                                                 ----------      ----------

              Total deferred tax assets                             119,400          55,000

    Less valuation allowance                                        (85,500)             --
                                                                 ----------      ----------

              Net deferred tax assets                            $   33,900          55,000
                                                                 ==========      ==========

       The total valuation allowance for deferred tax assets as of January 1, 1999 and 1998 was $-0-. The net change in the total valuation allowance for the years ended December 31, 1999, 1998 and 1997 was an increase of $85,500, $-0- and $-0-, respectively.

       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the change of ownership discussed in note 9, management does not believe it is more likely than not the Company will realize all the benefits of all deductible differences. Consequently, a valuation allowance has been established in an amount equal to the deferred tax asset for research and experimentation credit carryforwards.

       At December 31, 1999 and 1998, the Company has state net operating loss and contribution carryforwards of approximately $103,000 and $-0-, respectively, and research and experimentation credit carryforwards of $93,000 and $27,500, respectively. These carryforwards will expire between 2003 and 2019.

       A provision of the Internal Revenue Code requires the utilization of net operating losses and research and experimentation credits be limited when there is a change of more than 50% in ownership of the Company. The net operating losses and research and experimentation credit carryforwards will be subject to limitations due to the subsequent ownership change as discussed in note 9.

                          POLARIS COMMUNICATIONS, INC.

                          Notes to Financial Statements

(6)      RETIREMENT PLAN

         The Company sponsors a Simplified Employee Pension Plan (SEP). At the discretion of management, contributions are made to the SEP Plan on behalf of employees. All contributions are fully vested. The Company's contributions to the SEP Plan for the years ended December 31, 1999, 1998 and 1997 were $200,308, $167,930 and $161,885, respectively.

(7)      STOCK REPURCHASE

         In March 1999, the Company repurchased 100 shares from one of the Company's founders for $112,500.

(8)      STOCK INCENTIVE PLAN

         Effective March 1999, the Company adopted the 1999 Stock Incentive Plan (the Plan) which provides for the granting of stock options to employees, directors and consultants. Under the terms of the Plan, eligible employees may receive statutory and nonstatutory stock options, stock bonuses and stock appreciation rights for purchase of shares of the Company's common stock at prices, vesting, exercisability and such other terms as determined by the board of directors. Cancelled options are available for future grant. The Company has reserved 95 shares of its common stock for issuance under the Plan.

         The Company has computed, for pro forma disclosure purposes, the value of all options granted during the year ended December 31, 1999 using the minimum value method using the following weighted average assumptions for grants for the year ended December 31, 1999:

         Divided yield                                   $     --
         Risk-free interest rate                              5.1%
         Expected life                                    7 years

         The Company applies Accounting Principle Bulletin Opinion No. 25 in accounting for stock options issued to employees and directors under the Plan and, accordingly, no compensation expense has been recognized for these stock options in the financial statements. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under Statement of Financial Accounting Standards (SFAS) No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                    1999
                                                  ---------

Net loss:
    As reported                                   $ (97,927)
    Pro forma                                      (113,809)

                          POLARIS COMMUNICATIONS, INC.

                          Notes to Financial Statements

       A summary of the status of the Company's Plan at December 31, 1999 and changes during the year then ended is presented in the following table:

                                                                    WEIGHTED
                                                                     AVERAGE
                                                                    EXERCISE
                                                     OPTIONS         PRICE
                                                    ----------     ----------

     Outstanding, March 2, 1999 (date
         of Plan adoption)                                  --     $       --

     Granted                                                95          1,125
     Exercised                                              --             --
     Canceled                                               --             --
                                                    ----------     ----------

     Outstanding, December 31, 1999                         95     $    1,125
                                                    ==========     ==========

       The outstanding stock options have an exercise price of $1,125 and a weighted average remaining contractual life of nine years. At December 31, 1999, a total of 22 options were vested at a weighted average exercise price of $1,125 per share and with a weighted average remaining contractual life of nine years.

       The per share average fair value of options granted during the year ended December 31, 1999 was $338. The total fair value of options granted during the year ended December 31, 1999 was $32,085, which would be amortized on a straight-line basis over the vesting period of the options.

(9)    SUBSEQUENT EVENTS

       The Company entered into a definitive purchase agreement as of February 3, 2000 with Crossroads Systems, a developer and manufacturer of fibre channel storage routers. The transaction will be accounted for as a purchase and is expected to close in March.

                            CROSSROADS SYSTEMS, INC.
         INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS



                                                                                Pages

Overview of the Unaudited Pro Forma Consolidated Financial
  Statements                                                                    F-16


Unaudited Pro Forma Consolidated Balance Sheet as of
  January 31, 2000                                                              F-17


Unaudited Pro Forma Consolidated Statement of Operations for the
  Three-months ended January 31, 2000                                           F-18


Unaudited Pro Forma Consolidated Statement of Operations for the
  Year ended October 31, 1999                                                   F-19



Notes to Unaudited Pro Forma Consolidated Financial Statements                  F-20

                            CROSSROADS SYSTEMS, INC.
              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


The following unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results that actually would have been realized had Polaris and Crossroads been a combined company during the specified periods. The pro forma consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the Company's Management's Discussion and Analysis of Financial Condition and Results of Operations included in its Quarterly Report on Form 10-Q for the three-months ended January 31, 2000 and in its Annual Report on Form 10-K for the year ended October 31, 1999, and the audited financial statements of Polaris as of and for the three years ended December 31, 1999, which are included within this filing.

The pro forma consolidated financial statements give effect to the acquisition of Polaris using the purchase method of accounting. The pro forma consolidated financial statements are based on the historical audited and unaudited financial statements of Polaris and Crossroads. Polaris' 1999 fiscal year ended December 31, 1999. Crossroads' 1999 fiscal year ended October 31, 1999. The acquired assets and liabilities of Polaris are stated at values representing the allocation of the purchase price based upon the estimated fair market values at the date of acquisition. The unaudited pro forma financial statements also reflect the amortization of goodwill and other intangibles resulting from the acquisition.

The pro forma consolidated balance sheet assumes that the business combination took place January 31, 2000 and combines Polaris' audited December 31, 1999 balance sheet with Crossroads' unaudited January 31, 2000 balance sheet. The pro forma consolidated statements of operations assume the business combination took place as of November 1, 1998 and combines Polaris' and Crossroads' unaudited statements of operations for the three months ended December 31, 1999 and January 31, 2000, respectively, and Polaris' and Crossroads' audited statements of operations for the years ended December 31, 1999 and October 31, 1999, respectively.

                            CROSSROADS SYSTEMS, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS OF JANUARY 31, 2000
                                 (IN THOUSANDS)


                                                               HISTORICAL        HISTORICAL
                                                               CROSSROADS          POLARIS          PRO FORMA         PRO FORMA
                                                            JANUARY 31, 2000  DECEMBER 31, 1999    ADJUSTMENTS         COMBINED
                                                            ----------------  -----------------    ------------      ------------
ASSETS
     Current assets:
         Cash and cash equivalents .........................  $     60,072      $      1,227       $       (207)(a)  $     61,092
         Short-term investments ............................        14,091                --                 --            14,091
         Accounts receivable, net ..........................         6,549               769                 --             7,318
         Inventories .......................................         2,779               400                 --             3,179
         Prepaids and other current assets .................         1,315               123                 --             1,438
                                                              ------------      ------------       ------------      ------------

             Total current assets ..........................        84,806             2,519               (207)           87,118

     Notes receivable from related party, net ..............           150                --                 --               150
     Property and equipment, net ...........................         3,575                93                 --             3,668
     Intangibles, net ......................................            --                --             41,047 (a)        44,217
                                                                                                          3,170 (a)
     Deferred tax asset ....................................            --                34                (34)(a)            --
     Other assets ..........................................           479                 7                 --               486
                                                              ------------      ------------       ------------      ------------

             Total assets ..................................  $     89,010      $      2,653       $     43,976      $    135,639
                                                              ============      ============       ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities:
         Accounts payable ..................................  $      2,710      $         24       $         --      $      2,734
         Accrued liabilities ...............................         1,129               232                 --             1,361
         Accrued warranty costs ............................           408                --                 --               408
         Deferred revenue ..................................           171                --                 --               171
                                                              ------------      ------------       ------------      ------------

             Total current liabilities .....................         4,418               256                 --             4,674

     Stockholders' equity:
         Common stock ......................................            27                39                (39)(c)            28
                                                                                                              1 (a)
         Additional paid-in capital ........................       102,409                --             46,372 (a)       148,781
         Deferred stock-based compensation .................        (3,030)               --                 --            (3,030)
         Notes receivable from stockholders ................          (469)               --                 --              (469)
         Accumulated deficit ...............................       (14,343)            2,358             (2,358)(c)       (14,343)
         Treasury stock at cost ............................            (2)               --                 --                (2)
                                                              ------------      ------------       ------------      ------------
             Total stockholders' equity ....................        84,592             2,397             43,976           130,965
                                                              ------------      ------------       ------------      ------------

             Total liabilities and stockholders' equity ....  $     89,010      $      2,653       $     43,976      $    135,639
                                                              ============      ============       ============      ============

See Accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements

                            CROSSROADS SYSTEMS, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE-MONTHS ENDED JANUARY 31, 2000
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                     HISTORICAL         HISTORICAL
                                                     CROSSROADS           POLARIS
                                                     THREE-MONTH        THREE-MONTH
                                                    PERIOD ENDED        PERIOD ENDED         PRO FORMA             PRO FORMA
                                                  JANUARY 31, 2000    DECEMBER 31, 1999      ADJUSTMENTS            COMBINED
                                                  ----------------    -----------------      ------------          ------------
Revenue:
      Product revenue .......................       $      8,692        $      1,073        $         --           $      9,765
      Other revenue .........................                101                  36                  --                    137
                                                    ------------        ------------        ------------           ------------

           Total revenue ....................              8,793               1,109                  --                  9,902

Cost of revenue .............................              4,638                 231                  35 (f)              4,904
                                                    ------------        ------------        ------------           ------------

Gross profit ................................              4,155                 878                 (35)                 4,998
                                                    ------------        ------------        ------------           ------------

Operating expenses:
      Sales and marketing ...................              2,212                  --                 135 (f)              2,347
      Research and development ..............              1,984                 644                (327)(f)              2,301
      General and administrative ............              1,317                 343                 118 (f)              1,778
      Amortization of intangibles ...........                 --                  --               3,578 (b)              3,578
      Amortization of stock-based
           compensation .....................                688                  --                  --                    688
                                                    ------------        ------------        ------------           ------------

           Total operating expenses .........              6,201                 987               3,504                 10,692
                                                    ------------        ------------        ------------           ------------

Loss from operations ........................             (2,046)               (109)             (3,539)                (5,694)

Other income (expense):
      Interest and dividend income ..........              1,161                  (6)                 --                  1,155
      Interest expense ......................                (29)                 --                  --                    (29)
      Other income (expense) ................                 (9)                  6                  (1)(f)                 (4)
                                                    ------------        ------------        ------------           ------------

           Other income, net ................              1,123                  --                  (1)                 1,122
                                                    ------------        ------------        ------------           ------------

Net loss before benefit for income taxes ....               (923)               (109)             (3,540)                (4,572)
Benefit for income taxes ....................                 --                   7                  --                      7
                                                    ------------        ------------        ------------           ------------
Net loss ....................................       $       (923)       $       (102)       $     (3,540)          $     (4,565)
                                                    ============        ============        ============           ============

Basic and diluted net loss per share ........       $      (0.04)       $         --        $         --           $      (0.18)
                                                    ============        ============        ============           ============
Shares used in computing basic and
      diluted net loss per share ............         25,629,217                  --             428,625 (e)         26,057,842
                                                    ============        ============        ============           ============

See Accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements

                            CROSSROADS SYSTEMS, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED OCTOBER 31, 1999
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                      HISTORICAL         HISTORICAL
                                                      CROSSROADS           POLARIS
                                                      YEAR ENDED         YEAR ENDED           PRO FORMA              PRO FORMA
                                                   OCTOBER 31, 1999   DECEMBER 31, 1999      ADJUSTMENTS             COMBINED
                                                   ----------------   -----------------     ------------           ------------
Revenue:
      Product revenue .......................       $     18,859        $      2,897        $         --           $     21,756
      Other revenue .........................                 65                 174                  --                    239
                                                    ------------        ------------        ------------           ------------

           Total revenue ....................             18,924               3,071                  --                 21,995

Cost of revenue .............................             10,946                 650                 156 (f)             11,752
                                                    ------------        ------------        ------------           ------------

Gross profit ................................              7,978               2,421                (156)                10,243
                                                    ------------        ------------        ------------           ------------

Operating expenses:
      Sales and marketing ...................              4,409                  --                 812 (f)              5,221
      Research and development ..............              5,271                 675                 253 (f)              6,199
      General and administrative ............              2,597               1,870              (1,238)(f)              3,229
      Amortization of intangibles ...........                 --                  --              14,314 (b)             14,314
      Amortization of stock-based
           compensation .....................              1,205                  --                  --                  1,205
                                                    ------------        ------------        ------------           ------------

           Total operating expenses .........             13,482               2,545              14,141                 30,168
                                                    ------------        ------------        ------------           ------------

Loss from operations ........................             (5,504)               (124)            (14,297)               (19,925)

Other income (expense):
      Interest and dividend income ..........                433                  53                  --                    486
      Interest expense ......................               (122)                 --                  --                   (122)
      Other income (expense) ................                  8                 (34)                 (1)(f)                (27)
                                                    ------------        ------------        ------------           ------------

           Other income, net ................                319                  19                  (1)                   337
                                                    ------------        ------------        ------------           ------------

Net loss before benefit for income taxes ....             (5,185)               (105)            (14,298)               (19,588)
Benefit for income taxes ....................                 --                   7                  --                      7
                                                    ------------        ------------        ------------           ------------
Net loss ....................................             (5,185)                (98)            (14,298)               (19,581)

Accretion on redeemable convertible
      preferred stock .......................               (247)                 --                  --                   (247)
                                                    ------------        ------------        ------------           ------------
Net loss attributable to common stock .......       $     (5,432)       $        (98)       $    (14,298)(e)       $    (19,828)
                                                    ============        ============        ============           ============

Basic and diluted net loss per share ........       $      (0.74)       $         --        $         --           $      (2.53)
                                                    ============        ============        ============           ============
Shares used in computing basic and
      diluted net loss per share ............          7,377,984                  --             428,625 (e)          7,806,609
                                                    ============        ============        ============           ============

See Accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements

                            CROSSROADS SYSTEMS, INC.
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following notes identify the pro forma adjustments made to the historical amounts in the unaudited pro forma consolidated financial statements:

(a) The adjustments to the unaudited pro forma consolidated balance sheet give effect to the Company's allocation of the Polaris purchase price to the tangible and intangible assets acquired, based on an independent third-party appraisal. The purchase price of $46.6 million was based on $44.5 million in Crossroads' common stock, $1.9 million in Crossroads' stock options exchanged for Polaris' stock options and other direct acquisition costs estimated to be approximately $0.2 million. The value of the 428,625 shares of Crossroads' common stock issued, par value $0.001 per share, is based on the share value of approximately $103.78 calculated as the average market price of Crossroads common stock during the five business days immediately preceding and subsequent to the date of the merger agreement. The value of the Crossroads stock options exchanged for the Polaris stock options (21,375 equivalent shares) was determined by using the Black-Scholes valuation model. Any adjustment from the acquisition cost estimates to actual costs will be recorded later in fiscal 2000 as an adjustment to goodwill.

The Company's preliminary allocation of the Polaris purchase price of $46.6 million is as follows:

          Proven research and development - $1.0 million;
          Assembled workforce - $1.8 million;
          Customer base - $0.4 million;
          Fair value of other tangible assets acquired - $2.4 million; and Goodwill - $41.0 million.

(b) These adjustments reflect the amortization expense resulting from the allocation of the purchase price including intangible assets recorded at their estimated fair market value and the recording of goodwill associated with the acquisition.

Assigned lives for intangible assets are as follows:

          Proven research and development - 3 to 7 years;
          Assembled workforce - 4 years;
          Customer base - 15 years; and
          Goodwill - 3 years.

Assigned lives for property and equipment are as follows:

          Machinery and Equipment - 1 to 3 years; and
          Furniture and Fixtures - 3 to 5 years;

(c) This adjustment reflects the net effect of the elimination of the historical capital structure of Polaris from the unaudited pro forma consolidated balance sheet.

                            CROSSROADS SYSTEMS, INC.
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(d) The net deferred tax liability resulting from the temporary differences, which has arisen out of the Company's purchase business combination with Polaris (primarily related to the exchange of Crossroads' stock options for Polaris' stock options and the recording of identifiable intangible assets), has been offset against the Company's existing valuation allowance for net deferred tax asset in connection with the purchase accounting for the acquisition.

(e) Since the Pro Forma Statement of Operations results in a loss from continuing operations, the pro forma basic and diluted loss from continuing operations per common share are computed by dividing the loss from continuing operations available to common stockholders' by the weighted average number of common shares outstanding. The calculation of the weighted average number of common shares outstanding assumes that the 428,625 shares of the Company's common stock issued in the acquisition of the Polaris were outstanding at the beginning of the respective periods.

(f) These adjustments reflect the pro forma adjustments required to conform to the Company's accounting policies as if the acquisition occurred at the beginning of the period, such as a consistent allocation of overhead, depreciation and classification of sales commissions and license fees.

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------

  2.1*        Agreement and Plan of Merger and Reorganization, dated February 3,
              2000, by and among Crossroads Systems, Inc, NorthStar
              Acquisition Corp. and Polaris Communications, Inc.

  99.1* Press Release of Crossroads dated March 21, 2000 (announcing the completion of the merger).

-----------------
*  Previously filed as Exhibits to this Current Report on Form 8-K.